EXHIBIT 10.16
AMENDMENT TO AMENDED COAL MINING LEASE
OF
INDIAN LANDS
     THIS IS AN AMENDMENT to the amended coal mining lease of Indian lands between the Crow Tribe of Indians of the Crow Reservation (“Lessor”) and Westmoreland Resources, Inc. (“Lessee”), which was entered into on the 26th day of November, 1974.
     THIS AMENDMENT results from the scheduled renegotiation of the royalty rates set forth in said Amended Coal Lease pursuant to Section II.b., page 3 of said Amended Lease.
     WHEREAS, the parties to said Lease have renegotiated the royalty rate to be paid by Lessee to Lessor under said Lease, and have agreed to the royalty rate set forth below, and further agree that said negotiations and the resulting royalty agreement fully conform with the requirements of said Amended Coal Lease, and any subsequent amendments thereto,
     NOW, THEREFORE, the parties agree that said Amended Lease and any amendments thereto shall be amended by this Agreement to provide that the royalty payable by Lessee to Lessor pursuant to said Lease for the period from December 1, 1994, to November 30, 2004, shall be as follows:
1. Northern States Power: Lessor shall receive a royalty of 6% of the f.o.b. mine price for all coal purchased by Northern States Power during the ten year period noted above.
2. Existing Contracts: Other than Northern States Power, there are three existing contracts, Western Fuels Association, Inc. (“WF”), Otter Tail Power (“OTP”) Contract, and Wisconsin Electric Power Co. (“WEPCO”). The royalty rate for WEPCO’s 1995 tonnage will be 12.5% of the f.o.b. mine price less all production taxes. The WF and OTP contracts have minimum and maximum annual tonnage requirements. The royalty rate for the WF’s and OTP’s minimum annual tonnage requirements, 700,000 and 1,200,000 respectively, will be 12.5% of the f.o.b. mine price less all production taxes. For tonnage in excess of the minimum, the royalty rate will be 6% of the f.o.b. mine price.
3. New Term Contracts (i.e., contracts for a term longer than one year): There will be a three-tier royalty structure depending on the f.o.b. mine price when the contract is signed for coal sale contracts bid and signed after December 1, 1994.
a.	For f.o.b. mine price less than $6.00 per ton: The royalty rate will be 6% of the f.o.b. mine price.

b.	For f.o.b. mine price between $6.00 and $6.50 per ton: The royalty rate will be 8% of the f.o.b. mine price.

c.	For f.o.b. mine price over $6.50 per ton: The royalty rate will be 12.5% of the f.o.b. mine price less production taxes.

d.	Inflation index: The Consumer Price Index – Urban (CPI-U) will be used to adjust the prices in a, b, and c above annually. The base CPI-U will be the November, 1994 index. In November of each subsequent year the CPI-U for November will be determined and the percentage change from the base calculated. The percentage change added to one (1.0) will be multiplied times the prices in a, b, and c above to determine the prices in these sub-sections for the subsequent year.

e.	Spot sales (one year or less): The royalty rate for spot sales will be 12.5% of the f.o.b. mine price less production taxes.
The parties agree that the royalty rates set forth above shall become effective on December 1, 1994, and continue thereafter for the term set forth above, regardless of the date of the signatures provided for below. The parties further agree that the terms of the Amended Coal Lease referenced first above relating to renegotiation, and/or arbitration to arrive at a new royalty rate for the ten year period succeeding the ten year period provided for by this Amendment shall remain in full force and effect.
Dated this 2nd day of December, 1994.
CROW TRIBE OF THE CROW
INDIAN RESERVATION
Attest:

Dennis Big Horn, Sr.	Clara Nomee
Secretary Crow Tribal Council	Chairman of the Crow Tribe of Indians